Exhibit 99.1

NEWS RELEASE

Duke Energy Corporation

P.O. Box 1009

Charlotte, NC 28201-1009

Oct. 29, 2007	CONTACT:	Tom Shiel
	Phone:	704-382-2355
	24-Hour:	704-382-8333

Duke Energy Names Lynn J. Good Group Executive

and President — Commercial Businesses

CHARLOTTE, N.C. — Duke Energy today announced that Lynn J. Good will become Group Executive and President — Commercial Businesses, effective Nov. 15.

She succeeds Thomas C. O’Connor, who is leaving to become chairman, president and chief executive officer of DCP Midstream — the joint venture between Spectra Energy and ConocoPhillips that was formerly Duke Energy Field Services.

“Lynn’s background is a tremendous asset as we grow our commercial businesses in a disciplined way,” said James E. Rogers, chairman, president and CEO of Duke Energy. “I have great faith in her acumen in assessing new projects, acquisitions and combinations.”

When Duke Energy merged with Cinergy in 2006, Good became senior vice president and treasurer, responsible for the corporation’s treasury functions, as well as insurance, market and credit risk management, and corporate financial planning and analysis.

Prior to that, she was executive vice president and chief financial officer for Cinergy, and previously served as Cinergy’s controller.

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In her new role, Good will report directly to Rogers. The treasurer’s position she had held will be filled in the near future.

Prior to joining Cinergy in May 2003 as vice president of financial project strategy, Good was a partner with the international accounting firm, Deloitte & Touche based in Cincinnati, Ohio. From 1981 to May 2002, she worked in various levels of senior management with Arthur Andersen, rising to partner in 1992.

She holds bachelor of science degrees in systems analysis and accounting from Miami University, Oxford, Ohio.

Duke Energy, one of the largest electric power companies in the United States, supplies and delivers energy to approximately 4 million U.S. customers. The company has approximately 37,000 megawatts of electric generating capacity in the Midwest and the Carolinas, and natural gas distribution services in Ohio and Kentucky. In addition, Duke Energy has more than 4,000 megawatts of electric generation in Latin America, and is a joint-venture partner in a U.S. real estate company.

Headquartered in Charlotte, N.C., Duke Energy is a Fortune 500 company traded on the New York Stock Exchange under the symbol DUK. More information about the company is available on the Internet at: www.duke-energy.com.

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